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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number      0-18623
                                                                ----------------

                               IKOS Systems, Inc.
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             (Exact Name of Registrant as specified in its charter)

79 Great Oaks Boulevard, San Jose, California 95119, (408) 284-0400
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, $0.01 par value per share
               (including related Preferred Stock Purchase Rights)
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            (Title of each class of securities covered by this Form)

                                      None
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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)    [ x ]          Rule 12h-3(b)(1)(ii)  [   ]
       Rule 12g-4(a)(1)(ii)   [   ]          Rule 12h-3(b)(2)(i)   [   ]
       Rule 12g-4(a)(2)(i)    [   ]          Rule 12h-3(b)(2)(ii)  [   ]
       Rule 12g-4(a)(2)(ii)   [   ]          Rule 15d-6            [   ]
       Rule 12h-3(b)(1)(i)    [ x ]

Approximate number of holders of record as of the certification or notice date:  1
     --------------------------------

        Pursuant to the requirements of the Securities Exchange Act of 1934, IKOS Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   IKOS SYSTEMS, INC.


DATE: April 18, 2002               BY:   /s/ Ramon A. Nunez
                                        ----------------------------------------
                                        Name:  Ramon A. Nunez
                                        Title: President and Chief Executive
                                               Officer